Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
March 31, 2008
Among
AIRNET SYSTEMS, INC.,
AIRNET HOLDINGS, INC.
And
AIRNET ACQUISITION, INC.

i

Page
Section 8.10 Severability	49
Section 8.11 Interpretation	49
Section 8.12 Counterparts	49
Section 8.13 Definitions	49

INDEX OF DEFINED TERMS

Page
Acquisition Agreement	35
Acquisition Proposal	34
affiliates	49
Agreement	1
Aircraft Liens	10
Alternative Acquisition	36
Articles	2
business day	50
Certificate of Merger	1
Certificates	3
Change of Recommendation	35
Closing	1
Closing Date	1
Common Shares	3
Company	1
Company Agreements	11
Company Approvals	11
Company Articles	8
Company Benefit Plans	15
Company Disclosure Schedule	7
Company End Date	44
Company Material Adverse Effect	7
Company Material Contracts	24
Company Meeting	37
Company Permits	13
Company Preferred Shares	8
Company Recommendation	11
Company Regulations	8
Company SEC Documents	12
Company Share Plans	8
Company Share-Based Award	38
Company Shareholder Approval	23
Company Stock Option	6
Company Superior Proposal	36
control	49
Depositary	4
Dissenting Shares	3
Draft 10-K	7
Effective Time	2
Environmental Law	14
ERISA	15
ERISA Affiliate	15
Exchange Act	11

INDEX OF DEFINED TERMS (cont.)

Page
Excluded Shares	3
GAAP	8
Governmental Entity	11
Hazardous Substance	14
Indemnified Party	40
Intellectual Property	21
knowledge	50
Law	13
Leased Real Property	22
Lien	10
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Approvals	27
Merger Sub Disclosure Schedule	26
Merger Sub Material Adverse Effect	26
OGCL	1
Option and Share-Based Consideration	38
Option Consideration	6
Owned Real Property	22
Parent	1
Parent End Date	44
Parent Expenses	46
Payment Fund	4
Per Share Price	3
Permitted Lien	10
Potential Superior Proposal	34
Proxy Statement	17
Real Property	22
Real Property Leases	22
Real Property Subleases	23
Registered IP	21
Regulations	2
Representatives	33
Sarbanes-Oxley Act	12
SEC	11
Subscription Agreement	2
Subsidiaries	49
Surviving Corporation	1
Tax	19
Tax Return	20
Taxable	19
Taxes	19

v

INDEX OF DEFINED TERMS (cont.)

Page
Taxing Authority	20
Termination Date	28
Termination Fee	46
Voting Company Debt	10
WARN Act	21

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 31, 2008, by and among AirNet Systems, Inc., an Ohio corporation (the “Company”), AirNet Holdings, Inc., a Delaware corporation (the “Parent”), and AirNet Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”).
RECITALS
     WHEREAS, the respective Boards of Directors of the Company and the Merger Sub have determined that the merger of the Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective companies and their shareholders, and have approved this Agreement and the Merger;
     WHEREAS, the Board of Directors of the Parent has approved this Agreement and the Merger;
     WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company’s shareholders adopt this Agreement and approve the Merger; and
     WHEREAS, the Company, the Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
THE MERGER; CLOSING; EFFECTIVE TIME
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Ohio (the "OGCL”), at the Effective Time (as defined herein), the Merger Sub shall be merged with and into the Company. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the OGCL. The Merger shall have the effects specified in the OGCL.
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five (5) business days after the satisfaction or (to the extent permitted by Law (as defined herein)) waiver of all conditions to the obligations of the parties to consummate the transaction contemplated hereby (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) in accordance with this Agreement (the “Closing Date”).
     Section 1.3 Effective Time. At the Closing, the Company and the Merger Sub shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Ohio as provided in the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio or at such later time as is specified in the Certificate of Merger (the “Effective Time”). Without limiting the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action in the name of and on behalf of either the Company or the Merger Sub that is reasonably necessary in order to carry out and effectuate the Merger consistent with the provisions of this Agreement.
     Section 1.4 Articles of Incorporation. The articles of incorporation of the Surviving Corporation (the “Articles”) in effect at the Effective Time shall, by virtue of the Merger, be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the corporation set forth in the articles of incorporation of the Surviving Corporation shall not be changed.
     Section 1.5 Code of Regulations. The code of regulations of the Merger Sub in effect at the Effective Time shall, from and after the Effective Time, be the code of regulations of the Surviving Corporation (the “Regulations”), until thereafter amended as provided therein and in accordance with applicable Law.
     Section 1.6 Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles, the Regulations and applicable Law.
     Section 1.7 Purchase of Common Shares. Concurrently with the execution and delivery of this Agreement, the Company is selling to the Parent, and the Parent is purchasing from the Company, 1,934,137 Common Shares at a price of $2.81 per Common Share pursuant to that certain Subscription Agreement dated as of the date hereof between the Company and Parent (the "Subscription Agreement”). In addition, the Parent and the Company are also entering into that certain Registration Rights Agreement dated as of the date hereof pursuant to which the Company will grant to the Parent certain registration rights in respect of the Common Shares acquired by Purchaser pursuant to the Subscription Agreement.
ARTICLE II
EFFECT OF THE MERGER ON OUTSTANDING SECURITIES;
EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Outstanding Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, the Parent, the Merger Sub or any holder of any capital stock of the Company:

          (a) Merger Consideration.
     (i) Each common share, par value $0.01 per share, of the Company (the “Common Shares”) issued and outstanding immediately prior to the Effective Time, except any Common Shares owned directly or indirectly by the Parent or the Company or any of their respective Subsidiaries (the “Excluded Shares”) and any Dissenting Shares, shall be converted into and represent the right to receive $2.81 in cash, subject to adjustment as provided in Section 2.3 (the “Per Share Price”).
     (ii) All of the Common Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and the certificates (the “Certificates”) formerly representing Common Shares (other than the Excluded Shares and the Dissenting Shares) shall be converted into and represent the right to receive the Per Share Price (without interest) multiplied by the number of Common Shares formerly represented by such Certificate (the “Merger Consideration”).
     (iii) Each outstanding Company Stock Option shall be canceled or exercised in accordance with Section 2.4.
          (b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist.
          (c) Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to and has properly demanded payment of the fair cash value of such Common Shares pursuant to, and who has complied in all respects with, the OGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses such shareholder’s right to appraisal. If after the Effective Time such shareholder fails to perfect or withdraws or otherwise loses such shareholder’s right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give the Parent and the Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, any withdrawal of demand for appraisal and any other communication received by the Company in connection with the provisions of the OGCL relating to appraisal rights, and the Parent shall have the right to participate in and direct all negotiations, discussions and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, make, except as otherwise required under applicable Law, any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          (d) The Merger Sub. Each common share, $0.001 par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one common share, $0.001 par value, of the Surviving Corporation.

The stated capital of the common shares of the Surviving Corporation shall be an amount equal to the par value of each common share issued upon conversion of the common shares of the Merger Sub.
          (e) Parent. Each common share, $0.001 par value, of Parent issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of Parent and shall not be affected by the Merger.
          Section 2.2 Surrender and Payment.
          (a) Depositary. Prior to the Effective Time, the Parent or the Merger Sub shall designate a bank or trust company (the “Depositary”) to act as agent for the shareholders in connection with the Merger and to receive and distribute the Payment Fund (as defined below). Immediately prior to the Effective Time, the Merger Sub shall deposit with the Depositary cash in an aggregate amount equal to the product of (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares), multiplied by (ii) the Per Share Price (the “Payment Fund”). The Depositary shall cause the Payment Fund to be (x) held for the benefit of the holders of Common Shares and (y) promptly applied to making the payments provided for in Section 2.1(a). The Payment Fund shall not be used for any purpose that is not provided for herein.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Parent or the Surviving Corporation shall cause the Depositary to mail to each holder of record of outstanding Common Shares (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Depositary and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Depositary, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Depositary, the Depositary shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Common Shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Common Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Certificate (other than Certificates representing Excluded Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, upon such surrender. For the avoidance of doubt, no interest will be payable on the Merger Consideration, and no interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Common Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares previously represented by such Certificates. After the close of business on the Closing Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Depositary for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Law.
          (d) Unclaimed Funds. Any portion of the Payment Fund made available to the Depositary pursuant to Section 2.2(a) that remains unclaimed by holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.
          (e) No Liability. None of the Parent, the Merger Sub, the Company or the Depositary shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Funds. The Payment Fund shall be invested by the Depositary in accordance with the instructions of the Parent or the Merger Sub, and all earnings thereon shall inure to the benefit of the Parent and the Merger Sub.
          (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting of a bond or the granting of an indemnity reasonably satisfactory to the Parent against any claim that may be made against it, the Surviving Corporation or the Depositary with respect to such Certificate, the Depositary will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to such Certificate, to which such person is entitled pursuant hereto.
     Section 2.3 Adjustment of Per Share Price. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Common Shares (or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time) shall have been changed into a different number of shares or a different class solely as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, then the Per Share Price shall be appropriately adjusted to reflect such event.

     Section 2.4 Stock Options.
          (a) At the Effective Time, each option to purchase Common Shares (each, a “Company Stock Option”) granted under the Company Share Plans or outside the Company Share Plans (whether or not vested or exercisable) that is outstanding immediately prior to the Effective Time shall be canceled and shall only entitle the holder of such Company Stock Option to receive, as soon as reasonably practicable after the Effective Time, without interest, a cash payment equal to (i) the excess, if any, of (A) the Per Share Price over (B) the exercise price per Common Share subject to such Company Stock Option, multiplied by (ii) the number of Common Shares for which such Company Stock Option shall not theretofor have been exercised, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash amounts hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment. Upon surrender to the Surviving Corporation of Company Stock Options and/or such other documents as may reasonably be requested by the Surviving Corporation, the Parent hereby agrees to cause the Surviving Corporation to promptly deliver to the registered holders of such Company Stock Options (as indicated in the records of the Company) such cash payment.
          (b) At or prior to the date hereof, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required by Parent to (i) give effect to the transactions contemplated by this Section 2.4, and (ii) terminate the Stock Plans as of the Effective Time and ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Common Shares or other capital stock of the Company, Parent, the Surviving Corporation or any of their respective affiliates to any person pursuant to or in settlement of Company Stock Options.
          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter approved in advance by Parent describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Company Stock Options.
     Section 2.5 Withholding Rights. Parent, the Surviving Corporation and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Common Shares or Company Stock Options, such amounts as Parent, the Surviving Corporation or the Depositary is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Depositary, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares or Company Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Depositary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed (i) in the Company SEC Documents filed after December 31, 2006 and prior to the date of this Agreement or in the Draft 10-K (as defined below) (in each case excluding the exhibits and schedules thereto and any disclosures set forth in any risk factor section thereof, in any forward-looking statements contained therein or in any section included pursuant to the Private Securities Litigation Reform Act of 1995) or (ii) in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of the Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall readily appear on its face from the substance of such disclosure to be applicable to such other representations and warranties, the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, development or occurrence that, either individually or in the aggregate (i) materially hinders, impairs or delays the ability of the Company to perform its obligations under this Agreement and consummate the Merger and the other transactions contemplated hereby, (ii) materially hinders, impairs or delays the ability of the Company and its Subsidiaries to conduct their businesses after the Closing in substantially the same manner as such businesses were conducted prior to the Closing, but for purposes of this clause (ii) shall not include facts, circumstances, events, changes, effects, developments or occurrences directly resulting from the anticipated continued decline in the Company’s revenues from its bank customers, as disclosed in the Company SEC Documents filed prior to the date hereof and in the draft Form 10-K attached to Section 3.1(a)(ii) of the Company Disclosure Schedule (the “Draft 10-K”), or (iii) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but, for purposes of this clause (iii), shall not include facts, circumstances, events, changes, effects, developments or occurrences (A) generally affecting the United States economy (which facts, circumstances, events, changes, effects, developments or occurrences, individually or in the aggregate, do not disproportionately affect the Company and its Subsidiaries, taken as a whole) or generally affecting the financial or securities markets; or (B) directly resulting from (I) any acts of terrorism or war (whether or not declared) or any escalation or worsening thereof

(which facts, circumstances, events, changes, effects, developments or occurrences, individually or in the aggregate, do not disproportionately affect the Company and its Subsidiaries, taken as a whole); (II) the announcement of this Agreement or the transactions contemplated hereby, including any loss of customers, suppliers or employees resulting from such announcement; (III) changes in accounting principles generally accepted in the United States (“GAAP”); (IV) change, in and of itself, in the market price or trading volume of the Common Shares (it being understood that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to any such changes may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); or (V) the anticipated continued decline in the Company’s revenues from its bank customers, as disclosed in the Company SEC Documents filed prior to the date hereof and in the Draft 10-K. The Company has made available to Merger Sub prior to the date of this Agreement a true and complete copy of the Company’s Amended Articles of Incorporation and Amended Code of Regulations, each as amended through the date of this Agreement (such articles of incorporation, the “Company Articles” and such code of regulations, the "Company Regulations”) and true and complete copies of the organizational or governing documents of each Subsidiary of the Company. The Company is not in violation of any of the provisions of the Company Articles or the Company Regulations, and no Subsidiary of the Company is in violation of any of the provisions of its organizational or governing documents.
     Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and the name of each of its shareholder(s) or owner(s) and the capital stock or other equity interests of such Subsidiary held by each such person. Other than with respect to the Subsidiaries of the Company set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or ownership interest in any person or business.
     Section 3.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 40,000,000 Common Shares and 10,000,000 preferred shares, $0.01 par value (“Company Preferred Shares”). As of March 28, 2008, (i) 10,179,671 Common Shares were issued and outstanding, (ii) 2,583,774 Common Shares were held in treasury, (iii) 530,980 Common Shares were subject to outstanding Company Stock Options pursuant to, and 92,885 additional Common Shares were reserved for issuance under, the employee and director stock plans of the Company (the “Company Share Plans”), (iv) no Common Shares were subject to outstanding Company Stock Options granted outside of the Company Share Plans, (v) no Common Shares were subject to outstanding Company Share-Based Awards, other than Company Stock Options, granted pursuant to award agreements, (vi) no Restricted Shares were issued and outstanding, and (vii) no Company Preferred Shares were issued or outstanding. The Company does not have any rights agreement or similar agreement with respect to its Company Preferred Shares. All outstanding Common Shares are, and all Common Shares reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, subscription right, right of first refusal, pre-emptive or similar rights under the OGCL, the Company Articles, the Company Regulations or any

Company Agreement and issued in compliance in all material respects with all applicable securities Laws. All Company Stock Options are evidenced by stock option agreements, and true and correct copies of each such agreement and each Company Share Plan have been delivered to Merger Sub. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of the date hereof, hold outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of shares of Common Shares subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof. Of the outstanding Company Stock Options, 220,480 Company Stock Options were intended to qualify as an “incentive stock option” under Section 422 of the Code, none of which were “in the money.” Of the remaining outstanding Company Stock Options, no more than 52,000 Company Stock Options were “in the money.” Each Company Stock Option, in all material respects, (A) was granted in compliance with all applicable Laws and, if granted pursuant to a Company Share Plan, all of the terms and conditions of the Company Share Plan pursuant to which it was issued, (B) qualifies for the tax, to the extent applicable, and accounting treatment afforded to such Company Stock Option in the Company’s Tax returns and the Company SEC Documents filed prior to the date of this Agreement, respectively, (C) was otherwise properly disclosed in the Company SEC Documents filed prior to the date of this Agreement and (D) has an exercise price at least equal to the fair market value of a Common Share on a date no earlier than the date of the corporate action authorizing the grant and has a grant date identical to the date of the corporate action authorizing the grant. The treatment of the Company Stock Options in accordance with Article II and Section 5.5 of this Agreement does not require the approval or consent of any holder of such Company Stock Options and does not conflict with the Company Share Plans or stock option agreements evidencing such Company Stock Options.
          (b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Common Shares that have become outstanding after March 28, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, deliver, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or Voting Company Debt, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, profit participation rights or other similar right, agreement or arrangement, (C) repurchase, redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person or (E) give any person the right to receive the economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Shares.
          (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter (“Voting Company Debt”).
          (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interests of the Company or any of its Subsidiaries.
          (e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly-owned Subsidiary of the Company, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or nature whatsoever (each, a “Lien”), other than (i) any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established in the Company’s financial statements in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (D) other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the conduct of the Company’s and its Subsidiaries’ businesses or materially impair the value, operation or continued use of the property for the purposes for which the property is currently being used by the Company as of the date of this Agreement (each of the foregoing, a “Permitted Lien”), (ii) Liens that have a value less than $500,000 in the aggregate and (iii) Liens upon or relating to aircraft (or any parts thereof) owned or leased by the Company or any of its Subsidiaries for which the underlying obligation or indebtedness has been discharged and satisfied in full (collectively, the “Aircraft Liens”).
     Section 3.3 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Board of Directors, at a meeting duly called and held, has unanimously (w) approved this Agreement and the Merger and the other transactions contemplated hereby in accordance with the OGCL, including but not limited to specifically for purposes of Chapter 1704 thereof; (x) determined that the Merger is fair to, advisable and in the best interests of the Company and its shareholders; (y) agreed to propose this Agreement and the transactions contemplated hereby for approval and adoption by the Company’s shareholders and (z) agreed to recommend that the Company’s shareholders approve and adopt this Agreement and the transactions contemplated hereby, and such resolutions pursuant to which such actions were taken have not been rescinded or modified (the resolutions described in clauses (w), (x), (y) and (z) are hereinafter referred to as the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at Law or in equity.
          (b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and (iii) other governmental approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, no material authorization, consent, license, order, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court of competent jurisdiction, body, entity or authority or arbitral tribunal (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution, delivery and performance of the Agreement or the consummation by the Company of the transactions contemplated by this Agreement.
          (c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b) or in Section 3.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not materially conflict with, result in any material violation of or material default (with or without notice or lapse of time, or both) under, or materially impair the Company’s or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any (i) note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the “Company Agreements”), (ii) the Company Articles, the Company Regulations or the organizational or governing documents of any Subsidiary of the Company or (iii) any applicable Laws.
     Section 3.4 Reports and Financial Statements.
          (a) The Company has filed or furnished all forms, documents, statements, reports, exhibits and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (including any such forms, documents, statement, reports, exhibits or other documents filed with the SEC after the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, (i) the Company SEC Documents complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained, as of their respective dates, or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents fairly present, or, in the case of Company SEC Documents filed after the date hereof but prior to the Effective Time, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated statements of income, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that in each case will not be material in amount or effect) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Merger Sub (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of all material complaints, allegations, assertions or claims made since December 31, 2004 through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law. As of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

     Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2007, (c) for contractual liabilities and obligations with respect to executory contracts not required to be disclosed in financial statements prepared in accordance with GAAP, (d) as set forth in Section 3.6 of the Company Disclosure Schedule or (e) as expressly contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any material liabilities or material obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.
     Section 3.7 Compliance with Law; Permits.
          (a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries are, and since December 31, 2002 have been, in material compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions, arbitration awards, decrees or agency requirements of any Governmental Entity (collectively, “Laws” and each, a “Law”) and (ii) since December 31, 2002, no written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of any applicable Law. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.4 or 3.5, or in respect of environmental, Tax or employee benefits matters.
          (b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals, registrations and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are not in material default or material violation of the terms of the Company Permits. Section 3.7(b) of the Company Disclosure Schedule sets forth a complete list of all Company Permits.
     Section 3.8 Environmental Laws and Regulations.
          (a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since December 31, 2002, the Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws, (ii) none of the properties currently, or the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in material violation of Environmental Laws or in amounts or concentrations exceeding the levels regulated by applicable Environmental Laws, (iii) since December 31, 2002, neither the Company nor any of its Subsidiaries has received any notices, demand letters, potentially responsible party letters, orders or requests for information indicating that the Company or any of its Subsidiaries is or may be in material violation of, or is or may be materially liable under, any Environmental Law in connection with the ownership or operation of its businesses or in connection with any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, (iv) no Hazardous Substance has been disposed of, released, discharged, spilled or transported in material violation of any applicable Environmental Law, or in a manner which may give rise to any material liability under Environmental Law, from any properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries, (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material claims or material liabilities relating to any suit, settlement, order, consent decree, court order, administrative order, judgment or written claim that has been asserted or, to the knowledge of the Company, threatened or arising under any Environmental Law and (vi) Section 3.8(a)(vi) of the Company Disclosure Schedule sets forth a complete list of all Phase I and Phase II environmental site assessments and investigations, all environmental compliance audits performed within the last five (5) years, all underground storage tank investigation and closure reports, and all material environmental notices, orders and correspondence in the possession or control of the Company or any of its Subsidiaries relating to environmental matters associated with the Company or any of its Subsidiaries or any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and such documents and reports have been made available to the Merger Sub.
          (b) As used herein, “Environmental Law” means any Law and administrative and judicial common law relating to the pollution, protection, preservation or restoration of the environment (including indoor and outdoor air, water vapor, surface water, groundwater, storm water, waste water, drinking water supply, surface land, subsurface land, sediment, wetlands, odors, noise, plant and animal life or any other natural resource), natural resources, human health and human safety and any activity involving the treatment, storage, disposal, transportation, arrangement for disposal, discharge, spillage, release, threatened release, migration, distribution, labeling or manufacture of Hazardous Substances.
          (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law and includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including, but not limited to, any waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, jet fuel or any competent or derivative thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.
     Section 3.9 Employee Benefit Plans.
          (a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement currently in effect; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of

Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently in effect; each profit sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) currently in effect; each employment, termination or severance agreement currently in effect; and each other employee benefit plan, fund, program, agreement or arrangement currently in effect, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary of the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Subsidiary of the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the “Company Benefit Plans”). Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Subsidiary of the Company.
          (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Merger Sub true and complete copies of each of the following documents: (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written Company Benefit Plan, a description thereof); (ii) a copy of the two most recent annual reports, if required under ERISA, and, if applicable, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto; (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.
          (c) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they maintained or contributed to during the past six (6) years, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.
          (d) All material contributions required to be made with respect to any Company Benefit Plan on or prior to the date hereof have been timely made or are reflected on the Company SEC Documents filed most recently prior to the date of this Agreement or on the Draft 10-K. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
          (e) Neither the Company or any Subsidiary of the Company, any Company Benefit Plan nor any trust created thereunder has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any Company Benefit Plan, or any such trust reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.
          (f) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.
          (g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.
          (h) Except as disclosed in Section 3.9(h) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company other than limitations imposed under the respective terms of the Company Benefit Plans set forth in Section 3.9(a) of the Company Disclosure Schedule.
          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, any Subsidiary of the Company or any ERISA Affiliate to severance pay or any other similar material payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of benefits under any Company Plan, or materially increase the amount of compensation due any such employee or officer, except, in each case, as expressly provided in this Agreement or as disclosed in Section 3.9(i) of the Company Disclosure Schedule.
          (j) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).
          (k) All Company stock options have been granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable plan) of one Common Share on the date of the corporate action effectuating the grant.
          (l) The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code §280G. All Company Benefit Plans that are subject to Section 409A of the Code have been administered in all material respects in good faith compliance with the applicable requirements of Section 409A. Except as disclosed in

Section 3.9(l) of the Company Disclosure Schedule, the Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.
     Section 3.10 Absence of Certain Changes or Events.
          (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, since December 31, 2007, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any action or event that, if taken on or after the date of this Agreement without Merger Sub’s consent, would violate any of the provisions of Section 5.1.
          (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, since December 31, 2007, and through the date of this Agreement, there has not been any Company Material Adverse Effect or any fact, circumstance, event, change, effect, development or occurrence that would reasonably be expected to have a Company Material Adverse Effect.
     Section 3.11 Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) there are no material hearings, investigations or reviews pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no (and since January 1, 2007 there have not been any) material claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no material orders, judgments or decrees of, or before, any Governmental Entity binding upon the Company or any of its Subsidiaries, or any of their respective properties.
     Section 3.12 Proxy Statement; Other Information. None of the information provided by the Company to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement (including any amendments and supplements thereto) and form of proxy to be filed with the SEC and distributed to shareholders in connection with the Merger are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

     Section 3.13 Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:
          (a) (i) The Company and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries has timely paid (or the Company has timely paid on its Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns and all other material Taxes except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in accordance with GAAP in the Company’s consolidated financial statements included in the Company SEC Documents filed most recently prior to the date of this Agreement or in the Draft 10-K; (iii) the consolidated financial statements included in the Company SEC Documents filed most recently prior to the date of this Agreement or in the Draft 10-K reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such consolidated financial statements; and (iv) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such most recent consolidated financial statements other than in the ordinary course of the Company’s or such Subsidiary’s business.
          (b) (i) No Tax Return of the Company or any of its Subsidiaries is, to the knowledge of the Company, under audit or examination by any Taxing Authority, no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its Subsidiaries, and no deficiencies for Taxes have been claimed, proposed, assessed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Taxing Authority; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the financial statements included in the Draft 10-K or in the Company SEC Documents filed most recently prior to the date of this Agreement in accordance with GAAP; (iii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due and payable or Liens that have a value less than $250,000 in the aggregate; (iv) all material Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly remitted; (v) none of the Company or any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no claim has been made against the Company or any of its Subsidiaries by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any of its Subsidiaries with respect to Taxes.
          (c) There is no contract or arrangement, plan or agreement by or with the Company or any of its Subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its Subsidiaries that would not be deductible by the Company or such Subsidiary by reason of Section 162(m) of the Code.

          (d) None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and its Subsidiaries or (iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.
          (e) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.
          (f) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.
          (g) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.
          (h) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time because of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes) that occurred or existed on or prior to the Effective Time; (ii) any installment sale or open transaction disposition made on or prior to the date hereof; (iii) any prepaid amount received on or prior to the Effective Time or (iv) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method made prior to the Effective Time.
          (i) The Company has not (A) obtained any Tax rulings, (B) requested any Tax rulings or (C) applied for a change in accounting methods or closing agreements, that would reasonably be expected to adversely affect liabilities for Taxes of the Company or any of its Subsidiaries for the current Tax period or for any period after the Effective Time.
          (j) As used in this Agreement, (i) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other person in respect of unclaimed property or escheat laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person, and (ii) “Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
     Section 3.14 Labor Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:
          (a) Neither the Company nor any of its Subsidiaries is or has been a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practices or seeking to compel it to bargain with any labor union or labor organization.
          (b) No representation, election, petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, and no such petition or application is pending with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike, walkout, work stoppage, labor picketing, slowdown, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past five (5) years.
          (c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has been since December 31, 2002 and are in material compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal opportunity, workers’ compensation and labor relations, and there are no actions, lawsuits, claims, labor disputes, grievances, charges or controversies pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity

Commission or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.
          (d) The Company and each of its Subsidiaries are and have been since December 31, 2002 in compliance with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar state, local or foreign Law relating to plant closings and layoffs.
          (e) To the Company’s knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or (ii) to the use of trade secrets or proprietary information of others.
     Section 3.15 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, except Permitted Liens, all material trademarks, trade names, service marks, service names, domain names, logos, assumed names, copyrights, patents, and all applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and material foreign registrations and applications for registration for Intellectual Property owned or held for use by the Company or any of its Subsidiaries, including as applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each (the “Registered IP”). The Company or a Subsidiary of the Company is (a) to the knowledge of the Company, the sole and exclusive beneficial owner of the Registered IP and (b) the record owner of all of the Registered IP. All such Registered IP is subsisting, in full force and effect, and, to the knowledge of the Company, has not been cancelled, expired, or abandoned. There are no (y) pending or, to the knowledge of the Company, threatened material claims by any person alleging infringement by the Company or any of its Subsidiaries of such person’s intellectual property or (z) pending or threatened claims by the Company or any of its Subsidiaries alleging infringement by any person of any Intellectual Property of the Company or any of its Subsidiaries. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and no person is infringing any Intellectual Property of the Company or any of its Subsidiaries.
     Section 3.16 Properties and Assets.
          (a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries of the Company have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets (in each case, having a fair market value in excess of $25,000), real and personal, used or held for use in their businesses as currently conducted or shown on the most recent consolidated balance sheet of the Company included in the Company SEC Documents prior to the date hereof or acquired thereafter (except for properties and assets disposed of in the ordinary course of business consistent with past practice after the date of such balance sheet), free and clear of any Liens, except Permitted Liens and Aircraft Liens, (ii) the assets, rights and properties of the Company and its Subsidiaries, taken as a whole, constitute all of the assets, rights and properties which are currently used by the Company and its Subsidiaries in the operation of their businesses or necessary to conduct their businesses and operations as currently conducted and (iii) all of the property, plant and equipment of the Company and each of its Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is sufficient to permit the Company and its Subsidiaries to conduct their operations as currently conducted.
          (b) Section 3.16(b) of the Company Disclosure Schedule sets forth a complete and correct list and legal description of all real property owned in fee by the Company or any Subsidiary of the Company (collectively, the “Owned Real Property”). Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated under, or a party to, any option, right of first refusal or other contractual right to sell, assign or dispose of any Owned Real Property or any portion thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the obligations of the Company and the Subsidiaries of the Company with regard to all applicable covenants, easements and restrictions affecting the Owned Real Property have been and are being performed in a proper and timely manner by the Company or a Subsidiary of the Company, as applicable.
          (c) Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and correct list of all material real property leased, subleased or licensed by the Company or any Subsidiary of the Company (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Merger Sub true and complete copies of all leases, subleases, licenses and other agreements under which the Company and/or any Subsidiary of the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Real Property Leases”). With respect to the Leased Real Property, except as disclosed in Section 3.16(c) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or the applicable Subsidiary of the Company enjoys peaceful and undisturbed possession of the premises leased pursuant to each Real Property Lease; (ii) with respect to any Real Property Leases that were assigned (or deemed assigned pursuant to the terms of such Real Property Lease) or subleased to the Company or any Subsidiary of the Company by a third party, all consents to such assignments (or deemed assignments) or subleases have been obtained which were required with respect to such assignments (or deemed assignments) or subleases; (iii) the current use of the premises leased, subleased or licensed under each Real Property Lease complies with the terms of such Real Property Lease; (iv) no Real Property Lease has been assigned, mortgaged, hypothecated or otherwise encumbered; and (v) neither the Company nor any Subsidiary of the Company has, nor, to the Company’s knowledge, has any other party thereto (including the lessor or sublessor thereunder) waived any terms or conditions of any Real Property Lease.

          (d) With respect to each parcel of Owned Real Property: (i) there are no pending or, to the knowledge of the Company, threatened hearings, investigations, reviews, claims, actions, suits or proceedings relating to any such parcel or other matters affecting materially adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Owned Real Property in the manner in which it is now owned and operated comply in all material respects with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any Governmental Entity; and (iii) neither the Company nor any of its Subsidiaries has received any notice of any material special Tax, levy or assessment for benefits or betterments that affect any Owned Real Property and, to the knowledge of the Company, no such material special Taxes, levies or assessments are pending or contemplated. The Real Property comprises all of the material real property used in the businesses of the Company and its Subsidiaries.
          (e) Section 3.16(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material lease, sublease, license or other agreement executed by the Company or any Subsidiary of the Company granting to any third party a right to the use, occupancy or enjoyment of any Real Property or any portion thereof (the “Real Property Subleases”). The Company has heretofore made available to Merger Sub true and complete copies of all Real Property Subleases (including all amendments, modifications, supplements, and extensions thereof).
     Section 3.17 Opinion of Financial Advisor. The Board of Directors has received the opinion of Brown, Gibbons, Lang & Company Securities, Inc., dated as of March 29, 2008, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Shares, other than Merger Sub or any of its affiliates, is fair from a financial point of view to such holders.
     Section 3.18 Required Vote of the Company Shareholders. Subject to the accuracy of the representations and warranties of Merger Sub in Section 4.7, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date for the Company Meeting is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).
     Section 3.19 Takeover Statutes. The Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and, assuming the accuracy of the representations and warranties contained in Section 4.7, the acquisition by Merger Sub of the Common Shares pursuant to the Merger; and there are no other actions by the Board of Directors that are necessary in order to render the moratoria contemplated by Chapter 1704 of the Ohio Revised Code inapplicable to this Agreement and the transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties contained in Section 4.7, as of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1707.043 of the Ohio Revised Code, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or, to the knowledge of the Company, similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

     Section 3.20 Material Contracts.
          (a) Section 3.20 of the Company Disclosure Schedule lists each of the Company Agreements of the following types which are in effect as of the date hereof (the Company Agreements described by the immediately following clauses, whether or not listed on Section 3.20 of the Company Disclosure Schedule, being referred to herein as the “Company Material Contracts”):
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
     (ii) any collective bargaining agreement or other agreement with any union or other labor organization;
     (iii) any agreement or note evidencing any indebtedness for borrowed money or any guaranty of any such indebtedness of another person or creating any Lien (other than a Permitted Lien) in excess of $50,000;
     (iv) any agreement which (A) purports to limit the manner in which, or the localities in which, the Company, any of its Subsidiaries or any other entity (including, after the Effective Time, Parent or its affiliates) is entitled to conduct any material portion of its business, (B) could require the disposition of any material assets or line of business of the Company or its respective Subsidiaries (or, after the Effective Time, of Parent or its affiliates), (C) grants “most favored nation” status or (D) materially prohibits or limits the right of the Company or any of its Subsidiaries to sell any services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;
     (v) any agreement that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;
     (vi) any agreement containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the affiliates of such party;
     (vii) any agreement between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;
     (viii) any agreement providing for indemnification by the Company or any of its Subsidiaries of any person, except for such indemnification provisions as are (A) customary in the Company’s industry or incidental to the routine conduct of its business, (B) not reasonably likely to be material to the Company or any of its Subsidiaries and (C) entered into in the ordinary course of business;
     (ix) any material partnership, joint venture or similar arrangement;

     (x) any agreement granting or obtaining any right to use any rights under any material Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound; and
     (xi) any agreement executed on or after December 31, 2004 involving the acquisition or disposition by the Company or any of its Subsidiaries of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries.
          (b) The Company has made available to Merger Sub a true and complete copy of each Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto (and to the knowledge of the Company, each other party thereto) and is in full force and effect. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material breach of or default under any Company Material Contact. Neither the Company nor any of its Subsidiaries has received written notice of, or to the knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, under any Company Material Contract.
     Section 3.21 Finders or Brokers. Except for MergeGlobal, Inc. and Brown, Gibbons, Lang & Company Securities, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger. The Company has made available to Merger Sub a true and complete copy of the applicable engagement letters with MergeGlobal, Inc. and Brown, Gibbons, Lang & Company Securities, Inc.
     Section 3.22 Insurance. The Company and its Subsidiaries own or hold policies of insurance, which are listed on Section 3.22 of the Company Disclosure Schedule, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of such policies, and (b) the Company has not received written notice of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof. Each such insurance policy is in full force and effect and all premiums due with respect to such insurance policy have been paid. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs.
     Section 3.23 Related Party Transactions. Since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, that have not been so disclosed.

     Section 3.24 Customers and Suppliers. Except as set forth in Section 3.24(a) of the Company Disclosure Schedule, no customer or supplier or group of affiliated customers or suppliers of the Company and its Subsidiaries represents more than 10% of the Company’s 2007 annual consolidated revenues. Since January 1, 2007, except as disclosed in Section 3.24(b) of the Company Disclosure Documents, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with such customer or supplier or group of affiliated customers or suppliers nor, to the Company’s knowledge, has such customer or supplier or group of affiliated customers or suppliers threatened to so terminate, cancel or materially curtail such business relationships.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND THE MERGER SUB
     Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Merger Sub Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Merger Sub Disclosure Schedule shall provide an exception to or otherwise qualify the representations and warranties of the Parent and Merger Sub specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall readily appear on its face from the substance of such disclosure to be applicable to such other representations and warranties, Parent and Merger Sub each hereby represents and warrants to the Company as follows:
     Section 4.1 Qualification; Organization, Subsidiaries, etc. (i) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware; (ii) Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of Ohio and (iii) each of them has all requisite corporate or similar power and authority to own, lease and operate its respective properties and assets and to carry on its respective business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to materially hinder, impair or delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Merger Sub Material Adverse Effect”).
     Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) No vote of holders of capital stock of the Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Merger Sub and by the shareholders of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, no other corporate proceedings on the part of Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally, and (ii) general principles of equity, whether such principles are considered in a proceeding at Law or in equity.
          (b) Other than in connection with or in compliance with (i) the OGCL, (ii) the Exchange Act and(iii) the rules and regulations of the FAA (collectively, the “Merger Sub Approvals”), no authorization, consent, license, order, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, permits, actions, filings or notifications, that, if not obtained or made, would not reasonably be expected to have a Merger Sub Material Adverse Effect.
          (c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Merger Sub will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights of any person under, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of (i) any note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound, (ii) the articles of incorporation or code of regulations or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, impairment, right, conflict, default, termination, amendment, cancellation or acceleration that would not reasonably be expected to have a Merger Sub Material Adverse Effect.
     Section 4.3 Investigations; Litigation. There are no hearings, investigations or reviews pending or, to the knowledge of Parent or Merger Sub, threatened by any Governmental Entity with respect to Parent or Merger Sub which, individually or in the aggregate, would reasonably be expected to have a Merger Sub Material Adverse Effect. There are no claims, actions, suits or proceedings pending (or, to Parent or Merger Sub’s knowledge, threatened) against or affecting Parent or Merger Sub or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Merger Sub Material Adverse Effect.

     Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub to be included in the Proxy Statement will (a) at the time of filing with the SEC, (b) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (c) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.
     Section 4.5 Financing. Parent and Merger Sub will have at the Effective Time cash and cash equivalents, that are sufficient to pay the aggregate Merger Consideration and the Option and Share-Based Consideration.
     Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 common shares, $0.001 par value, of which 100 are validly issued and outstanding. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 4.7 Ownership of Common Shares. Other than the Common Shares purchased on the date hereof by Parent pursuant to the Subscription Agreement, neither Parent nor Merger Sub nor any of their respective shareholders or affiliates has beneficially owned during the immediately preceding three years a sufficient number of Common Shares that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company. The Common Shares beneficially owned by Parent, Merger Sub or any of their respective shareholders or affiliates is set forth in Section 4.7 of the Merger Sub Disclosure Schedule.
     Section 4.8 Finders or Brokers. Neither the Parent nor any of its Subsidiaries has employed any broker or finder in connection with the Merger or the other transactions contemplated by this Agreement who is entitled to any brokerage, finder’s or similar fee or commission in connection with or upon consummation of the Merger.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of the Business.
          (a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Merger Sub, (iii) as expressly required or permitted by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct the business of the Company and its Subsidiaries in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to maintain intact their business organizations, preserve their relationships with Governmental Entities and the Company’s and its Subsidiaries’ customers, suppliers, creditors, lessors, employees and others having business dealings with the Company and its Subsidiaries and keep available the services of the Company’s and its Subsidiaries’ present employees and agents; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.
          (b) The Company agrees with Merger Sub, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or with the prior written consent of Merger Sub:
     (i) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), except cash dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;
     (ii) adjust, split, combine or reclassify, or otherwise amend the terms of, any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;
     (iii) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement and set forth on Section 5.1(b)(iii) of the Company Disclosure Schedule, or as otherwise required by applicable Law (including Section 409A of the Code), (A) except for increases in base salary or hourly rates for employees earning less than $100,000 annually in the ordinary course of business consistent with past practice, increase in any manner the compensation, bonus or pension, retirement, welfare, termination, severance or other benefits of, or make any new equity awards to, the Company’s employees, directors, consultants, independent contractors or service providers, (B) pay any bonus or any pension, welfare, termination, severance (above and beyond the Company’s standard severance practices in effect on the date of this Agreement, which practices have been previously provided to Parent) or retirement benefits to any such employees, directors, consultants, independent contractors or service providers (other than “stay” bonuses as may be mutually agreed upon in writing by Merger Sub and the Company), (C) enter into, amend, alter (other than amendments that are immaterial to the participants or employees, directors, consultants, independent contractors or service providers who are party thereto and do not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit program, policy, arrangement or agreement), adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, welfare, termination, severance, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider (other than “stay” bonuses as may be mutually agreed upon in writing by Merger Sub and the Company), (D) except as expressly contemplated by this Agreement, take any action to accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, (G) amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, or (H) make or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
     (iv) implement or adopt any material change in its Tax or financial accounting principles, policies, procedures or practices or any of its methods of reporting income, deductions or other material items for Tax or financial accounting purposes, except the change in accounting principle adopted by the Company with respect to the expensing of charges relating to certain aircraft repairs set forth on Section 5.1(b)(iv) of the Company Disclosure Schedule, or as required by GAAP, SEC or Internal Revenue Service rule or policy or applicable Law;
     (v) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability, claim or assessment for Taxes, make, revoke or change any material Tax election unless required by Law, agree to any adjustment of any material Tax attribute (other than the tax refund attributable to change in accounting principle disclosed in subparagraph (iv)), file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;
     (vi) adopt or propose any amendment or waiver of any provision of its articles of incorporation or its code of regulations, partnership agreement, operating agreement or other equivalent organizational documents or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;
     (vii) grant, issue, deliver, sell, transfer, pledge, dispose of or encumber, or authorize the grant, issuance, delivery, sale, transfer, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any Company Share Plans (except as otherwise expressly provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than issuances of Common Shares in respect of any exercise of Company Stock Options and settlement of any Company Share-Based Awards outstanding on the date of this Agreement in accordance with their terms;
     (viii) purchase, redeem or otherwise acquire, any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any subscriptions, rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;
     (ix) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries; guarantee, endorse or otherwise become liable for any debt securities of another person; enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly-owned Subsidiary of the Company);
     (x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any properties or assets, other than the sale of inventory or used equipment in the ordinary course of business consistent with past practice and not to exceed $500,000 of fair market value, in the aggregate;
     (xi) (A) modify, amend or terminate any Company Material Contract or waive or fail to enforce any rights under any Company Material Contract in a manner which is materially adverse to the Company other than in the ordinary course of business consistent with past practice, or (B) enter into any contract, agreement, arrangement or understanding that would be required to be set forth in Section 3.20 of the Company Disclosure Schedule other than in the ordinary course of business consistent with past practice;
     (xii) effectuate (A) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company and/or any of its Subsidiaries;

     (xiii) make or authorize any capital expenditures not contemplated by the Company’s capital expenditure budget (a true and correct copy of which has been delivered to Merger Sub) having an aggregate value in excess of $100,000, in the aggregate;
     (xiv) enter into any capital or operating leases or acquire any properties or assets from any person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions other than (A) capital expenditures subject to the limitations set forth in (xiii) above, and (B) purchases of components, inventory, raw materials or supplies other than in the ordinary course of business consistent with past practice;
     (xv) make any acquisition of, or investment in, another person or business, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, other than acquisitions or investments (A) in the ordinary course of business consistent with past practices and (B) less than $50,000 in the aggregate;
     (xvi) (A) waive, release, assign, settle or compromise any litigation, claim, action or other proceeding, other than accounts receivable in the ordinary course of business or (B) otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;
     (xvii) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;
     (xviii) (A) adopt or propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than with respect to the Company pursuant to this Agreement and the Merger) or (B) otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; or
     (xix) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).
          (c) Prior to making any written or material oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Company shall provide the Parent with a copy of the intended communication, the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.

     Section 5.2 Investigation. During the period prior to the earlier of the Effective Time and the Termination Date, the Company shall (i) provide to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. No information or knowledge obtained by Parent or Merger Sub in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company in Article III.
     Section 5.3 No Solicitation.
          (a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Alternative Acquisition. The Company agrees that it will take the necessary steps to promptly inform the persons referred to in the first sentence hereof of the obligations undertaken in this Section 5.3 and in the confidentiality agreement, if any, between the Company and such person. The Company also agrees that it will (i) promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement.
          (b) Except as provided in Section 5.3(c), from the date of this Agreement until the earlier of the Termination Date or the Effective Time, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (i) initiate, solicit or encourage any inquiries or the making, submission or announcement of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternative Acquisition, (ii) facilitate or take any action designed to, or which could be reasonably expected to, facilitate any effort or attempt to make, submit or announce any inquiry, offer or proposal relating to any possible Alternative Acquisition or (iii) engage in, continue or otherwise participate in any discussions, negotiations or communications with, or provide any information or data concerning the Company or any of its Subsidiaries to, or otherwise cooperate with, any person (other than Merger Sub or its Representatives) relating to any possible Alternative Acquisition. The Company shall promptly, and in any event within one (1) business day, notify Merger Sub, orally and in writing, of (A) any proposals, offers or inquiries received by, any information requested from, or any negotiations or discussions that are sought to be initiated or continued with the Company, its Subsidiaries or their respective Representatives, in each case, in connection with a possible Alternative Acquisition, which notice shall identify the name of the person making such proposal, offer, inquiry or request or seeking such negotiations or discussions and the material terms and conditions of any offer, inquiry, request or proposal and (ii) any subsequent changes to such terms and conditions. The

Company shall also keep Merger Sub fully informed on a current basis of the status of any such offer, inquiry, request or proposal and shall as promptly as practicable, and in any event within one (1) business day, provide to Merger Sub a copy of all written material or correspondence (including email) subsequently provided to or by the Company, its Subsidiaries or their respective Representatives in connection with such offer, inquiry, request or proposal.
          (c) Notwithstanding the foregoing, at any time after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval, if (i) the Company receives a bona fide written proposal from a third party for an Alternative Acquisition on an unsolicited basis and without any violation of this Section 5.3 (an “Acquisition Proposal”) and (ii) the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and receiving advice from an independent financial advisor experienced in such matters, that (A) such person is reasonably capable of making a Company Superior Proposal and such Acquisition Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal (a “Potential Superior Proposal”) and (B) consistent with the exercise of the directors’ fiduciary duties, it would be prudent and in the best interests of the Company’s shareholders to furnish information concerning the Company or participate in discussions and negotiations concerning such Acquisition Proposal, then the Company may, for a twenty (20) day period commencing with the first notification to Merger Sub under Section 5.3(b) of such Acquisition Proposal, furnish information with respect to the Company and its Subsidiaries to the person submitting such Acquisition Proposal, subject to execution of a confidentiality agreement with such person containing terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of November 9, 2007, between Parent and the Company, and may participate in discussions and negotiations with such person concerning such Acquisition Proposal. The Company shall promptly, and in any event within one (1) business day (and not less than two (2) business days prior to providing any such person with any information or entering into any such confidentiality agreement), notify Merger Sub of (x) the receipt of a Company Superior Proposal or Potential Superior Proposal, as the case may be, which notice shall include the name of the person making such Company Superior Proposal or Potential Superior Proposal, as the case may be, and the material terms and conditions of the proposal, and (y) any subsequent changes to such terms and conditions. The Company may only rely on the first sentence of this Section 5.3(c) with respect to one twenty (20) day period with respect to each person who makes an Acquisition Proposal after the date hereof and prior to the earlier of the Termination Date or obtaining the Company Shareholder Approval. The Company shall promptly provide to Merger Sub any non-public information regarding the Company provided to any person making a Company Superior Proposal or Potential Superior Proposal which was not previously provided to Merger Sub, such additional information to be provided no later than the date of provision of such information to such other person.
          (d) Except as expressly set forth herein and after compliance with this Section 5.3, from the date of this Agreement until the earlier of the Effective Time and the Termination Date, neither the Board of Directors nor any committee thereof shall directly or indirectly (i) withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify, the Company Recommendation, (ii) cause or permit the Company to approve, endorse, adopt or recommend, or publicly propose or resolve to approve, endorse, adopt or recommend, any Alternative Acquisition or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, merger agreement or other agreement with respect to any Alternative Acquisition (other than a confidentiality agreement with respect to a Company Superior Proposal or Potential Superior Proposal entered into in compliance with Section 5.3(c)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, if the Company receives a Company Superior Proposal after the date of this Agreement, then the Board of Directors may, if the Board of Directors has determined in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and receiving advice from an independent financial advisor experienced in such matters, that, consistent with the exercise of the directors’ fiduciary duties, it would be prudent and in the best interests of the Company’s shareholders to withdraw or modify the Company Recommendation, approve or recommend such Company Superior Proposal, or enter into an Acquisition Agreement with respect to such Company Superior Proposal (any of the foregoing, or any public proposal to do any of the foregoing, being a “Change of Recommendation”), in each case at any time after the fifth business day following the Company’s delivery to Merger Sub of written notice advising Merger Sub that (A) the Company has received such Company Superior Proposal without any violation of this Section 5.3, (B) the Board of Directors intends to make or publicly propose a Change of Recommendation with respect to such Company Superior Proposal and (C) the Company intends to terminate this Agreement pursuant to Section 5.3(e) and pay the Termination Fee and other amounts to Parent pursuant to Section 7.2; provided, however, that the Company shall not enter into an Acquisition Agreement with respect to a Company Superior Proposal unless the Company complies with Section 5.3(e). In determining whether to make a Change of Recommendation in response to a Company Superior Proposal or otherwise, the Board of Directors shall consider any changes to the terms of this Agreement proposed by the Parent or Merger Sub and any other information provided by the Parent or Merger Sub in response to such notice. No Change of Recommendation shall change the approval of the Board of Directors for purposes of the OGCL or causing any state takeover statute or similar Law to be inapplicable to the Merger or other transactions contemplated by this Agreement.
          (e) Subject to compliance with this Section 5.3, at any time after the date hereof and prior to obtaining the Company Shareholder Approval, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Company Superior Proposal if (i) the Company has provided Merger Sub written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e) and pay the Termination Fee and other amounts to Parent pursuant to Section 7.2, which notice will also identify the Company Superior Proposal then determined to be more favorable and include a copy of the definitive Acquisition Agreement for such Company Superior Proposal in the form to be entered into, (ii) within a period of five (5) business days following the delivery of the notice referred to in clause (i) above, Parent or Merger Sub does not propose adjustments in the terms and conditions of this Agreement which the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations (after receiving the advice of its independent financial advisors experienced in such matters) to be as favorable to the Company’s shareholders from a financial point of view as such Company Superior Proposal (the Company having caused its financial and legal advisors to negotiate with Parent and Merger Sub in good faith during such five (5) business day period any adjustments in the terms and conditions of this Agreement proposed by Merger Sub), and (iii) at least five (5) business days after the Company has provided the notice referred to in clause (i) above, the Company simultaneously delivers to Merger Sub (A) an irrevocable written notice of termination of this Agreement pursuant to this Section 5.3(e) and (B) a wire transfer of same day funds in the amount of the Termination Fee and other amounts to Parent pursuant to Section 7.2.
          (f) Subject to Merger Sub’s rights under Article VII, nothing contained in this Section 5.3 shall prohibit the Board of Directors from taking and disclosing to the shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the shareholders required by U.S. federal or state Law, if in the good-faith judgment of the Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and the Parent shall have the right to terminate this Agreement as set forth in Section 7.1(i).
          (g) Any violation of this Section 5.3, including by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.
          (h) As used in this Agreement, the following terms shall have the following meanings:
     (i) “Alternative Acquisition” means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of a business or assets that constitutes 25% or more of the net revenues or assets of the Company and its Subsidiaries on a consolidated basis, (B) direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 25% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries or (D) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture, partnership, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and other than the liquidation or dissolution of timexpress.com, inc. or 7250 Star Check, Inc.; and
     (ii) “Company Superior Proposal” means an unsolicited, written bona-fide Acquisition Proposal (with all references to 25% in the definition of Acquisition Proposal deemed to be 75%) that provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Common Shares, which Acquisition Proposal the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company Articles and/or Company Regulations, after consultation with outside counsel and receiving advice from an independent financial advisor experienced in such matters, (A) is reasonably likely to be consummated promptly in accordance with its terms (taking into account, among other things, the legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the identity of the person submitting such an Acquisition Proposal), and (B) would, if consummated, result in a transaction more favorable from a financial point of view to the Company’s shareholders than the Merger (after taking into account any revisions to the terms of the transaction contemplated by Section 5.3(e) and the time likely to be required to consummate such Acquisition Proposal).
     Section 5.4 Filings; Other Actions.
          (a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than 10 business days hereafter, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent and Merger Sub with respect to such filing, shall afford Parent and Merger Sub or their Representatives reasonable opportunity to review and comment thereon and shall include in such document all reasonable comments proposed by Parent, Merger Sub or their Representatives. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall promptly notify Parent or Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent or Merger Sub with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent or Merger Sub. In such case, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and will mail such amendment or supplement to the Company’s shareholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement, shall afford Parent, Merger Sub or their Representatives reasonable opportunity to review and comment thereon and shall include in such document all reasonable comments proposed by Parent, Merger Sub or their Representatives.
          (b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the OGCL and the Company Articles and Company Regulations to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or amend the Company Recommendation if the Company receives a Company Superior Proposal, but only in accordance with the provisions set forth in Section 5.3.
     Section 5.5 Stock Options and Other Share-Based Awards.
          (a) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain written consents from holders of the Company Stock Options to the treatment of such Company Stock Options as set forth in Section 2.4 (which consent shall include a release reasonably satisfactory to Merger Sub); provided that, except as expressly provided in Section 2.4, the Company shall not pay or commit to pay any consideration in connection with obtaining such consents without the prior written consent of Merger Sub and (ii) use its reasonable best efforts to terminate and/or amend as necessary, in a manner reasonably acceptable to Merger Sub, the terms of the Company Share Plans or any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of or any equity securities in the Company or any of its Subsidiaries, in each case as is necessary to give effect to the provisions of Section 2.4 and this Section 5.5.
          (b) At the Effective Time, each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares granted under the Company Share Plans or Company Benefit Plans (including restricted share units, phantom units, deferred share units and dividend equivalents), other than Restricted Shares and Company Stock Options (each, other than Restricted Shares and Company Stock Options, a “Company Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Common Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, without interest, an amount in cash equal to the Merger Consideration in respect of each Common Share underlying a particular Company Share-Based Award (the aggregate amount of such cash amounts, together with the Option Consideration, hereinafter referred to as the “Option and Share-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Law relating to Taxes with respect to the making of such payment.
          (c) Prior to the Effective Time, the Company and/or the Board of Directors shall (i) use reasonable best efforts to make such adjustments and amendments to or make such determinations with respect to Company Stock Options and Company Share-Based Awards as are necessary to implement Section 2.4 and the foregoing provisions of this Section 5.5 and (ii) use reasonable best efforts to ensure that the treatment of Company Stock Options and Company Share-Based Awards as provided in Section 2.4 and this Section 5.5 extinguishes all rights of participants under the Company Share Plans and any other plans, programs, arrangements or other agreements providing for the issuance or grant of any other interest in respect of, or any equity securities in, the Company or any of its Subsidiaries and that following the Effective Time, no such participant shall have any right thereunder to acquire equity securities of the Surviving Corporation or any of its Subsidiaries; provided that, except as expressly provided in Section 2.4 and this Section 5.5, the Company shall not pay or commit to pay any consideration in connection therewith.

          (d) Prior to the Effective Time, the Company shall take all necessary steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.6 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) Parent and Merger Sub shall make filings as required by the FAA within ten business days after the date of this Agreement.
          (c) Each party hereto shall promptly consult (which shall include a reasonable opportunity to review and comment on any filings) with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by Law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. The Company shall give prompt notice to the Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition in Article VI.

          (d) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisers to provide, upon the reasonable request of Parent, and at Parent’s expense, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company agrees to use commercially reasonable efforts to identify and secure the release and termination of any Aircraft Liens upon or relating to the Caravan, Lear and other jet aircraft (or any material parts thereof, including any jet engines) owned by the Company or any of its Subsidiaries.
     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent, Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
     Section 5.8 Public Announcements. The Company and Merger Sub will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by the rules or regulations of the SEC or any national securities exchange. Merger Sub and the Company agree to issue a joint press release announcing this Agreement.
     Section 5.9 Indemnification and Insurance.
          (a) The Surviving Corporation will honor all the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and any of its Subsidiaries (an “Indemnified Party”) for acts or omissions by such Indemnified Parties occurring prior to the Effective Time to the extent that such obligations of the Company and such Subsidiaries exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Company Articles, Company Regulations and individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions.
          (b) For a period of three years from the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time (including for acts or omissions in connection with this Agreement and the transactions contemplated hereby); provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company providing substantially equivalent coverage and amounts; provided further, that in no event shall the Surviving Corporation be required to pay an annual premium for insurance under this Section 5.9(b) in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement for such insurance, but in such case shall purchase as much insurance as reasonably practicable for such amount.
          (c) In the event that an Indemnified Party prevails in enforcing the indemnity and other obligations provided in this Section 5.9, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party in such enforcement.
          (d) The rights of each Indemnified Party and their heirs and legal representatives hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or code of regulations or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the OGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) The obligations of the Surviving Corporation under this Section 5.9 shall not be terminated or modified by the Surviving Corporation in a manner so as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all the obligations set forth in this Section.
     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.
     Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time; provided, however, that this Section 5.11 shall not limit the Company’s obligations under this Agreement, including Section 5.1 hereof. Prior to the Effective Time, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
          (a) The Company Shareholder Approval shall have been obtained.
          (b) No Law which restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered, enacted or promulgated and shall continue to be in effect.
          (c) Any approvals required by the FAA shall have been obtained.
     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Merger Sub Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.
          (b) Parent and Merger Sub shall have in all material respects performed all of their respective obligations and complied with all of their respect covenants and agreements required by this Agreement to be performed or complied with by each of them prior to the Effective Time.
          (c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the Effective Time and signed by a duly authorized officer or principal of Parent and by Merger Sub’s President, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:
          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding any limitation as to “materiality,” “Company Material Adverse Effect” or similar qualifiers set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties that are made as of a particular date or period must be true and correct only as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company contained in Sections 3.2(a), 3.3(a), 3.16(a), 3.19 and 3.21 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on the Closing Date.
          (b) The Company shall have in all material respects performed all obligations and complied with all the covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) The Company shall have delivered to Merger Sub a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d) Since the date of this Agreement, there shall not have occurred any fact, circumstance, event, change, effect, development or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
          (e) [Intentionally omitted.]
          (f) [Intentionally omitted.].
          (g) The Board of Directors shall not have (i) made or resolved to make a Change of Recommendation, (ii) approved or recommended any Alternative Proposal (including any Company Superior Proposal) or any Acquisition Agreement or resolved or agreed or publicly proposed to take any such action, (iii) delivered, or caused to be delivered, to Parent or Merger Sub the notice contemplated by Section 5.3(d) or Section 5.3(e).
          (h) There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (A) seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (C) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries or (D) which otherwise is reasonably likely to have a Company Material Adverse Effect.
     Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other, may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION
     Section 7.1 Termination and Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or (except as provided below) after receipt of the Company Shareholder Approval:
          (a) by the mutual written consent of the Company and Parent;
          (b) by the Parent if (i) the Effective Time shall not have occurred on or before July 31, 2008 (the “Parent End Date”) and (ii) the Parent shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Parent End Date;
          (c) by the Company if (i) the Effective Time shall not have occurred on or before August 31, 2008 (the “Company End Date”) and (ii) the Company shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Company End Date;
          (d) by either the Company or Parent if either (i) a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction or decree or any other action shall have become final and non-appealable or (ii) a Governmental Entity shall have issued or entered a judgment, order, injunction or decree or taken any other action permanently or temporarily restraining, enjoining or otherwise prohibiting, restraining or enjoining the consummation of the Merger, but only if such judgment, order, injunction or decree or other action shall not have been dismissed or otherwise vacated within 45 days of original entry thereof; provided that in either case the party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable best efforts to have such judgment, order, injunction or decree lifted;

          (e) by either the Company or Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded and the Company Shareholder Approval shall not have been obtained; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(e) shall not have failed to perform its obligations under this Agreement in any manner that shall have proximately caused the failure to obtain the Company Shareholder Approval;
          (f) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2 (assuming the date of such determination is the Closing Date) and (ii) has not been cured within 30 days after the giving of written notice to the Parent and Merger Sub of such breach; provided that the Company shall have given Parent and Merger Sub written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;
          (g) by the Company, prior to obtaining the Company Shareholder Approval, pursuant to and in compliance with Section 5.3(e);
          (h) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3 (assuming the date of such determination is the Closing Date) and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach; provided that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination;
          (i) by Parent, if the Board of Directors or any committee thereof shall have (A) made or publicly proposed to make a Change of Recommendation, (B) recommended or approved (or publicly proposed to recommend or approve), or failed to recommend against, or taken a neutral position with respect to, any proposal or offer for an Alternative Acquisition or determined that an Acquisition Proposal constitutes a Company Superior Proposal, (C) resolved to do any of the foregoing or (D) failed to reaffirm the Company Recommendation to the Company’s shareholders that they give the Company Shareholder Approval within three business days of receipt of a written request to do so by Parent;
          (j) by Parent, if the Company shall have materially breached any of its obligations under Section 5.3 or if the Company has delivered to Parent or Merger Sub a notice pursuant to Section 5.3(d) or Section 5.3(e); and
          (k) By Parent, if the Company’s expenses (both incurred and expected) relating to the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, strategic advisory, consulting, compensation and other expenses, exceed the Company’s budget for such expenses set forth in Section 7.1(k) of the Company Disclosure Schedule.

     Section 7.2 Effect of Termination.
          (a) In the event that (i) (A) any person makes a bona fide proposal or offer for an Alternative Acquisition or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Acquisition on or after the date of this Agreement but prior to termination of this Agreement, (B) this Agreement is terminated by the Company pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(b) and (C) within nine months of the date of such termination the Company or any of its Subsidiaries enters into a letter of intent, memorandum of understanding, merger agreement or other agreement or understanding with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Alternative Acquisition (substituting only in this one usage of “Alternative Acquisition” “50%” for all references to “25%” in the definition of “Alternative Acquisition”), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(h), Section 7.1(i), Section 7.1(j) or Section 7.1(k), (iii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or pursuant to Section 7.1(e) (so long as, in the case of a termination pursuant to Section 7.1(e), at such Company Meeting, all of the Common Shares acquired by Parent pursuant to the Subscription Agreement are voted in favor of the Merger) or (iv) this Agreement is terminated by the Company pursuant to Section 7.1(g), then the Company shall pay to Merger Sub a fee of $1,400,000 (the “Termination Fee”) and shall promptly, but in no event later than two business days after the date of being notified of such by Parent, pay all of the documented, reasonable out-of-pocket costs, fees and expenses, including those of the Depositary and Parent’s legal, accounting, tax, consulting and other professional advisors, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby prior to the Termination Date (“Parent Expenses”), in each case payable by wire transfer of same day funds. The Termination Fee shall be paid (x) in the case of clause (i), on the date of the consummation of such Alternative Acquisition, (y) in the case of clause (ii) within two business days of the Termination Date and (z) in the case of clause (iii), on the Termination Date.
          (b) The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, the Termination Fee shall be deemed to include the costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s prime rate plus 1%. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that (i) if the Termination Fee becomes payable and is paid by the Company pursuant to Section 7.2 (other than with respect to a material breach of Section 5.3 by the Company), then the Termination Fee shall constitute each of Parent’s and Merger Sub’s sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise, and (ii) if the Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.2 with respect to a material breach of Section 5.3 and if the payment of such Termination Fee is accepted by Parent (in its sole discretion), then the Termination Fee shall constitute each of Parent’s and Merger Sub’s sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise.

Upon the request of the Company, Parent shall promptly, and in any event within 48 hours of the request, report to the Company a good faith estimate of the amount of Parent Expenses that it had incurred as of such date.
          (c) In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of this Section 7.2 and Sections 8.2 through 8.14), and there shall be no other liability on the part of the Company, Parent or Merger Sub to the other except (i) as provided in this Section 7.2 and (ii) the payment of the Termination Fee and Parent Expenses as set forth in Section 7.2(a) and the related costs and expenses as set forth in Section 7.2(b). Notwithstanding the foregoing, to the extent that such termination results from the willful and material breach by a party of any representation or warranty set forth in this Agreement or from the willful and material breach by a party of any covenant or agreement set forth in this Agreement, then such party shall be liable for any damages incurred or suffered by the other party as a result of such breach.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Survival. The agreements of Parent and Merger Sub contained in Articles I and II and Sections 5.5 (Stock Options), 5.9 (Indemnification) and 8.2 (Expenses) shall survive the consummation of the Merger. The agreements of the Company, Parent and Merger Sub contained in Section 7.2 (Effect of Termination) and Section 8.2 (Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. In furtherance, and not in limitation, of the foregoing, none of the representations or warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant to this Agreement shall survive the consummation of the Merger, except for liabilities resulting from fraud or any willful breach of this Agreement.
     Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.
     Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
     If to Parent or Merger Sub:
c/o Bayside Capital, Inc.
1001 Brickell Bay Drive, 26th Floor
Miami, FL 33131
Attention: John Caple
Fax: (305) 379-3655

     With copies to:
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Brooks B. Gruemmer
Fax: (312) 984-7700
     If to the Company:
AirNet Systems, Inc.
7250 Star Check Drive
Columbus, OH 43217
Attention: Bruce D. Parker
Fax: (614) 409-7878
     With copies to:
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attention: Ronald A. Robins, Jr.
Fax: (614) 719-4926
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
     Section 8.4 Amendments. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of Parent and the Company.
     Section 8.5 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party, but only in writing, in whole or in part to the extent permitted by applicable Law.
     Section 8.6 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment made in contravention of this Agreement shall be null and void; provided, however, that Parent or Merger Sub may (i) make a collateral assignment of its rights and interests under this Agreement to its lenders and other financing sources, (ii) assign this Agreement to any affiliate of Parent or Merger Sub, and (iii) assign any or all of its rights, interests or obligations under this Agreement in connection with any sale by Parent or Merger Sub of all or substantially all of its assets, each without the prior consent of the Company and; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and assigns.

     Section 8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Ohio without giving effect to the principles of conflicts of laws thereof.
     Section 8.8 Entire Agreement. This Agreement (including any exhibits hereto) and the Confidentiality Agreement between the Company and Parent dated November 9, 2007 constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
     Section 8.9 No Third Party Beneficiaries. Except as provided in Section 5.9 (Indemnification), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.9 shall not arise unless and until the Effective Time occurs.
     Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 8.11 Interpretation. The table of contents and Article, Section, Subsection and Paragraph headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
     Section 8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     Section 8.13 Definitions. References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings,

“controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of the executive officers of Parent or Merger Sub, and (ii) with respect to the Company, the actual knowledge after reasonable inquiry of Bruce D. Parker and Ray L. Druseikis, Jeffery B. Harris, Larry M. Glasscock, Jr. and Craig A. Leach. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Ohio are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
[Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AIRNET SYSTEMS, INC.
By:	/s/ Bruce D. Parker
	Name:	Bruce D. Parker
	Title:	Chairman of the Board, Chief Executive Officer and President

AIRNET HOLDINGS, INC.
By:	/s/ John Caple
	Name:	John Caple
	Title:	Vice President and Treasurer

AIRNET ACQUISITION, INC.
By:	/s/ John Caple
	Name:	John Caple
	Title:	Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger]

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